Exhibit 10.2

[GRAPHIC APPEARS HERE]

The Autodesk Incentive Program

Fiscal Year 2005

February 1, 2004 – January 31, 2005

Table of Contents

OVERVIEW	3

PLAN YEAR	3

ELIGIBILITY	3

TARGET INCENTIVE	4

GOAL SETTING	4

PLAN FUNDING	5

INDIVIDUAL AWARD RECOMMENDATIONS	5

AWARD PAYOUT SCHEDULE	6

FINAL APPROVAL AND PAYOUT	6

NEW HIRES, TERMINATIONS, AND TRANSFERS	7

GENERAL INTERPRETATION	7

PLAN CHANGES	7

FINAL AUTHORITY	8

The Autodesk Incentive Plan	2	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004

Overview

The FY05 Autodesk Incentive Plan (AIP) replaces the FY04 AIP Plan. The AIP plan (the Plan) consists of an overall corporate plan and a number of group plans covering all Autodesk divisions, groups, and business units. The Plan is funded at various levels based upon the company and/or business unit achieving defined financial goals. Participants of the Plan are eligible to receive a portion of the funding based on their individual achievement and overall job performance. Participation in this plan supercedes any and all previous bonus or incentive arrangements that may have been communicated verbally or in writing, including bonus or incentive plans detailed in offer letters.

Plan Year

The FY 2005 plan coincides with the Autodesk fiscal year, February 1, 2004 through January 31, 2005.

Eligibility

To be eligible for payout under the Plan, participants must be hired prior to January 1st of the plan year (the first day of the last month of the plan year). All regular non-sales employees in the U.S. and Canada are eligible to participate in the Plan. Eligibility in all other locations is defined by local market practice and approved by the Director of Compensation.

Plan participants are not eligible for any other formal incentive, bonus, or sales commission plan except for certain Sales Vice Presidents where the total incentive opportunity is divided between commissions and AIP and approved by the Director of Compensation at the beginning of the plan year.

Eligible participants are assigned by Corporate Compensation to the appropriate group plan within AIP based on organization and role. See the Appendix for group plan participant profiles.

The Autodesk Incentive Plan	3	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004

Target Incentive

Each Plan participant will have a target incentive. This target is based on internal equity and external market practices and is approved by the Director of Compensation. Targets in the U.S. and Canada are set for each pay grade by Corporate Compensation based on market competitive data and are not subject to individual agreements or contracts. In other regions, the minimum Plan target is 5% of base (fixed) salary, and is documented in individual employment contracts and in the HR Information System (SAP). The exact target is confirmed to participants according to local practice. It is important to understand that incentive targets are simply mechanisms for incentive plan funding and should not be misconstrued as commitments of future payout.

Goal Setting

It is recommended that each Plan participant work with his/her manager to document clear and measurable individual goals, linked to the goals of the business. For Directors and above, divisional and/or corporate goals will also apply. There will likely be some discussion regarding the relative weight and priority of the goals, but what’s really important is that the goals are clear and measurable.

The number of individual goals should be set so that each receives proper attention from the participant. A sample form for this purpose is included in the Appendix. Once the goals have been finalized and documented, managers should retain a copy for their records and provide a copy to the participant.

Important Tip…

Participants are encouraged to review the appendix on “SMART” Goals at the end of this document for tips on setting goals. It is strongly suggested that participants check their goals to make sure they follow these guidelines to avoid miscommunication throughout the fiscal year. As work progresses on goals throughout the year, participants are encouraged to track accomplishments and check in periodically with their manager to discuss progress and goal revisions, if applicable.

The Autodesk Incentive Plan	4	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004

Plan Funding

Funding for each AIP group plan is based on achievement of revenue growth and operating or contribution margin goals. In emerging groups or business units, funding may also be partially based on growth initiatives approved by the CEO.

At the beginning of each Plan year, a series of group plan matrices are constructed portraying various achievement scenarios. At the end of the Plan year, a plan modifier is applied to the group target incentive pool, adjusting it up/down, based on financial performance and achievement of growth initiatives where applicable. AIP funding is not capped. Group plan matrices may be viewed via the Autodesk Incentive Plan web pages located in the HR section of InfoSys.

The sum of all eligible participants’ incentive targets in effect on the last day of the Plan year (January 31) is used to determine the funding for each group plan. This sum is applied to the group plan multiplier, to determine the total pool available for each organization.

Example:

Sum of Plan eligible participants’ targets:	$200,000
Group Plan modifier:	80% (.8x)
Adjusted pool available for payout:	$160,000 (200K * .8)

Most AIP group plans are based on two funding tables. The Plan participant’s business unit funding table typically has a heavier weighting than the secondary funding table.

Example:

Sum of Plan eligible participants’ targets:	$200,000
Modifier #1 – 70% weighting:	75% (.75x)
Modifier #2 – 30% weighting:	50% (.5x)
Group Plan modifier:	125% (1.25x)
Adjusted pool available for payout:	$250,000 (200K * 1.25)

Individual Award Recommendations

The amount of individual AIP awards is discretionary and should not be confused with AIP group plan funding amounts. There is, however, a strong correlation between individual performance ratings and AIP award payouts. An overall performance rating is determined for each participant at the end of each fiscal year based on a number of factors, including individual performance and goal achievement.

The Autodesk Incentive Plan	5	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004

In determining each individual performance rating, managers take into account:

•	Overall individual performance

•	Contribution to the success of the team goals and objectives

•	Individual goal achievement

•	Relative difficulty and importance of the goals to the achievement of business objectives

Award Payout Schedule

Annual AIP awards are distributed at the end of the fiscal year, typically in April. However, after the second quarter and dependent on business financial results, at the discretion of the CEO, a mid-year payment may be approved. If awards are granted mid-year, the amount will be deducted from the end of the year incentive payout.

Final Approval and Payout

After overall performance ratings and AIP awards are recommended by the appropriate manager and approved by the SVP/EVP, they are forwarded to the SVP of HR and the CEO for review1. At the Director level and above, award recommendations will be reviewed and may be adjusted to ensure equity with the awards for others in the organization in similar levels with similar performance.

When final AIP awards are approved and reflected in the Bonus Planning System, the Compensation Programs Manager will notify managers and HR Business Partners that awards may be communicated to participants. Individualized congratulatory award letters are available via the Bonus Planning System (AIM). Award payout amounts will then be forwarded to the appropriate payroll center for processing. Payout will occur as soon as administratively possible following final approval, but no later than 3 months following the end of the fiscal year (Plan year).

[1]	In the case of Executive Staff members, the Compensation Committee of the Board of Directors will review and approve the recommended AIP awards.

The Autodesk Incentive Plan	6	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004

New Hires, Terminations, and Transfers

To be eligible for payout under the Plan, participants must be hired prior to January 1st of the plan year (the first day of the last month of the plan year). Funding for Plan participants hired during the Plan year but before January 1st is pro-rated according to the actual number of days active. Actual payout is discretionary based on criteria listed in the Individual Award Recommendations section of this document.

Participants must be active regular employees on the Autodesk payroll on the last day of the Plan year (January 31) to receive a bonus for the Plan year unless local law dictates that a partial payment be made based on performance and time in the job. All exceptions to this policy must be approved by the SVP of HR. Appeals must include documentation that clearly describes any local law violated by this policy. These exceptions, if approved, will be based on Plan performance criteria as well as group plan funding, and will be made at the end of the Plan year at the same time as regular AIP award payouts.

Employees who transfer to a non-eligible (i.e.; sales) position before the end of the Plan year may be eligible for a prorated award payout if still employed by Autodesk on the last day of the Plan year. Awards will be discretionary based on performance in the eligible position. All prorated payouts, if applicable, will be manually processed at the end of the Plan year and paid on the normal AIP payout date.

General Interpretation

The Autodesk Incentive Plan is administered under the direction of Corporate Compensation. Questions about the Plan may be raised with the appropriate manager, HR Business Partner and/or anyone in the Compensation team. The SVP of HR will interpret the provisions of this Plan and rule on situations not specifically covered.

Plan Changes

Any changes or amendments to the Plan must have the approval of the SVP of HR. Autodesk reserves the right to revise, alter, amend, or terminate the Plan and/or any compensation at any time before, during, or after the applicable Plan year. Decisions regarding payment under this Plan are within the sole and exclusive direction of Autodesk. All decisions of Autodesk are final. The Plan does not constitute a contract of employment and does not in any way alter the “at-will” status of employment at Autodesk.

The Autodesk Incentive Plan	7	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004

The Plan shall be applied in compliance with legal requirements, as interpreted and determined by Autodesk at its sole discretion. Accordingly, Autodesk may from time to time waive some of the requirements contained herein and apply the compensation plan differently from country to country with the approval of the SVP of HR.

Final Authority

For issues not specifically addressed in the Plan document, and for matters of administration of the Plan, including Plan modifications, the SVP of Human Resources must individually review and ratify any such decisions or exceptions, including any payout guarantees made at the time of an employment offer. All exceptions require the written approval of the SVP of HR.

The Autodesk Incentive Plan	8	Final Version 1.1
Fiscal Year 2005		Revised May 18, 2004